Exhibit to Form 12b-25



                                  May 28, 2003


U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re: Aura Systems, Inc. (the "Registrant")


Ladies and Gentlemen:

Singer Lewak Greenbaum & Goldstein, LLP ("SLGG") has been unable to proceed towards furnishing its audit report relating to the consolidated financial statements of Aura Systems, Inc. for the year ended February 28, 2003 on or before May 29,2003, the prescribed due date for the Registrant's Annual report on Form 10-K. Our inability to proceed is due to the Registrant being unable to date to meet its arranged payment plan of our outstanding professional fees for the current audit.




                                /s/ Singer Lewak Greenbaum & Goldstein, LLP
                                --------------------------------------------
                                SINGER LEWAK GREENBAUM & GOLDSTEIN, LLP